UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2007

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 1.01. Entry into a Material Definitive Agreement
Collaboration and License Agreement
     On July 16, 2007, Penwest Pharmaceuticals Co. (“Penwest”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Edison Pharmaceuticals, Inc., a Delaware corporation (“Edison”). Under the Collaboration Agreement, Penwest and Edison have agreed to collaborate on the discovery and development of Edison’s lead drug candidate, EPI-A0001, and up to one additional Edison drug candidate, initially directed to the treatment of certain inherited mitochondrial diseases.
     During the initial eighteen months of the Collaboration Agreement, Edison is obligated to present to Penwest at least one compound which may be identified by Edison that satisfies the criteria for consideration as a development candidate under the collaboration in addition to EPI-A0001. Penwest has the option, exercisable upon payment of a one-time fee, to select any such compound for development. If EPI-A0001 or any compound as to which Penwest has exercised its option fails in toxicology studies during this 18 month research period or any extended research period, Penwest has the right to select a replacement compound, without any additional fee, which may be identified by Edison during the remainder of the research period.
     Under the Collaboration Agreement, Penwest has exclusive, worldwide rights to develop and commercialize EPI-A0001 and any other compound as to which Penwest has exercised its option, or any replacement compound, for the treatment of all indications, subject to certain rights retained by Edison.
     In consideration for the rights granted to Penwest under the Collaboration Agreement, Penwest has paid Edison $1 million in an upfront cash payment and has agreed to loan Edison up to an aggregate principal amount of $1 million, which Edison will have the right to draw in one or more installments at any time prior to the earliest of July 16, 2012, the occurrence of an event of default and the termination of the Collaboration Agreement, solely to fund its research and development purposes. Penwest is also required to make payments to Edison upon achievement of specified milestones set forth in the Collaboration Agreement and royalty payments based on net sales of products containing EPI-A0001, any other compound as to which Penwest has exercised its option, or any replacement compound.
     Penwest has also agreed to pay Edison a total of $5.5 million over the initial 18 month research period to fund Edison’s discovery and research activities during the period, to be paid in quarterly installments. Penwest has the option to extend the term of the research period for up to three consecutive six month periods, subject to Penwest’s funding of Edison’s activities in amounts to be agreed upon. During the initial 18 month research period and during any extension of the research period in which Penwest’s funding exceeds a specified amount, Edison has agreed not to develop or commercialize any compounds, by itself or with or on behalf of any third party, for the treatment of certain inherited mitochondrial diseases, other than under the collaboration with Penwest or under specified circumstances. In addition, until the earlier of the presentation of a development candidate by Edison to Penwest, or the expiration of the research funding period (as it may be extended), Edison has agreed not to disclose or provide, or enter into any agreement granting any options or rights to, any compound believe to have activity in the treatment of certain inherited mitochondrial diseases.

     Following the end of the research period, the license of any compound under the Collaboration Agreement ends, on a country-by-country, product-by-product basis, when neither Edison nor Penwest has any remaining royalty payment obligations to each other with respect to such compound. Each party’s royalty payment obligation ends upon the later of expiration of the last-to-expire licensed patent covering such party’s product or expiration of the FDA’s designation of such product as an orphan drug. The Collaboration Agreement may also be terminated by either party in the event of the other party’s uncured material breach or bankruptcy.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: July 20, 2007	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer